Exhibit 99.1
SELLAS Life Sciences Provides Business Update and Reports Third Quarter 2022 Financial Results

– Cash Position of $21.3 Million as of September 30, 2022 –

– Hosting Phase 3 REGAL Study Update Webcast Today at 8:30 a.m. ET –

NEW YORK, November 14, 2022 – SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today provided a business update and reported its financial results for the quarter ended September 30, 2022.

“As announced this morning, we look forward to executing on our revised protocol and statistical analysis plan (SAP) for the Phase 3 registrational REGAL study of galinpepimut-S (GPS) in patients with acute myeloid leukemia (AML) as well as evaluating the next steps for our ovarian cancer program for GPS in combination with PD1 inhibitors following our release last week of the promising final top-line data from our Phase 1/2 study of GPS in combination with pembrolizumab (Keytruda®). We are pleased with the preclinical in vitro study results received in the third quarter for GFH009 in neuroendocrine prostate cancer (NEPC), other solid tumors and AML which will help guide our planning for a Phase 2 clinical program for GFH009 in 2023. In addition, we presented data at the 2022 SOHO Meeting, which highlighted bioequivalence data for GFH009 formulations, allowing us to explore a range of dosing strategies and prepare for dosage and administration, and are looking forward to two poster presentations at the upcoming 2022 American Society of Hematology (ASH) meeting in December,” stated Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS.

“These activities in the third quarter and early fourth quarter are laying the groundwork for the continued advancement in 2023 for both of our clinical programs,” added Dr. Stergiou.

Pipeline Updates:

GPS: Wilms Tumor-1 (WT1) targeting peptide immunotherapeutic

•Phase 3 REGAL Study: SELLAS is holding a virtual investor event today at 8.30 am ET to discuss refinements to the protocol and SAP for the REGAL study and the participation of 3D Medicines Inc., SELLAS’ licensee for the development and commercialization of GPS in China, Hong Kong, Macau and Taiwan, in the REGAL study. Webcast information for the update call can be found below.
•Phase 1/2 Study with Keytruda: On November 10, 2022, SELLAS announced confirmatory top-line data showing survival and clinical benefits based on the final analysis of the Phase 1/2 clinical trial of GPS in combination with pembrolizumab (Keytruda) in patients with WT1+ relapsed or refractory platinum-resistant advanced ovarian cancer.
•First Patient Dosed in 3DMed Phase 1 Clinical Trial in China: In October 2022, SELLAS announced that 3D Medicines dosed the first patient in its Phase 1 clinical trial in China of GPS.

GFH009: small molecule, highly selective CDK9 inhibitor

•Preclinical Results: In August 2022, SELLAS announced results from preclinical in vitro studies in solid tumor cell lines, including NEPC, and AML cell lines demonstrating significant anti-tumor effects and cancer cell growth inhibition in selected cell lines.

•Phase 1 Clinical Trial Protocol Amendment: In July 2022, SELLAS announced that a second, once-a-week dose cohort has been added in its ongoing Phase 1 clinical trial in both the United States and China, beginning at the higher dose level of 30 mg.

Corporate Updates:

•New Board Member: In August 2022, SELLAS appointed Katherine Bach Kalin to its Board of Directors. Ms. Kalin’s healthcare industry experience spans pharmaceuticals, diagnostics, medical devices and digital health.

Financial Results for the Third Quarter 2022:

Licensing revenue: There was no licensing revenue for the third quarter of 2022 or 2021. There was $1.0 million in licensing revenue for the nine months ended September 30, 2022, which related to approval by Chinese regulatory authorities of an investigational new drug application by 3D Medicines. This compares to $7.6 million for the nine months ended September 30, 2021.

R&D Expenses: Research and development expenses for the third quarter of 2022 were $4.3 million, compared to $4.5 million for the same period in 2021. The decrease was primarily due to the timing of start-up fees and drug supply purchases in the prior year related to the Company’s ongoing Phase 3 REGAL clinical trial of GPS in AML patients. Research and development expenses were $14.4 million for the first nine months of 2022, compared to $12.3 million for the same period in 2021. The increase was primarily due to an increase in clinical trial expenses related to the REGAL study and personnel related expenses due to increased headcount.

Acquired In-Process Research and Development: There was no acquired in-process research and development for the third quarter of 2022. Acquired in-process research and development was $10.0 million for the first nine months of 2022, resulting from the in-licensing of GFH009. There was no acquired in-process research and development during the same periods in 2021.

G&A Expenses: General and administrative expenses for the third quarter of 2022 were $2.9 million, as compared to $2.4 million for the same period in 2021. The increase was primarily due to personnel related expenses due to increased headcount. General and administrative expenses were $9.0 million for the first nine months of 2022, compared to $8.8 million for the same period in 2021. The increase was primarily due to personnel related expenses due to increased headcount, which were partially offset by a decrease in amortization expense associated with the capitalized contract acquisition costs of the 3D Medicines license agreement.

Net Loss: Net loss was $7.0 million for the third quarter of 2022, or a basic and diluted loss per share of $0.34, compared to a net loss of $7.1 million for the same period in 2021, or a basic and diluted loss per share of $0.45. Net loss was $32.2 million for the first nine months of 2022, or a basic and diluted loss per share of $1.70, compared to a net loss of $14.1 million for the same period in 2021, or a basic and diluted loss per share of $0.92.

Cash Position: As of September 30, 2022, cash and cash equivalents totaled approximately $21.3 million.

Webcast Information for Phase 3 REGAL Study Update

The Company will host a virtual investor event on its Phase 3 REGAL clinical trial of GPS in patients with AML today at 8:30 a.m. ET. The event will be facilitated by SELLAS management, including SELLAS’ President and CEO, Angelos Stergiou, MD, ScD h.c., and Dragan Cicic, MD, Senior Vice President, Clinical Development, who will be joined by leading cancer researcher, M. Yair Levy, M.D., Director of Hematologic Malignancies Research at the Baylor University Medical Center, and member of the REGAL Steering Committee.

To attend the live video webcast, please register or email KCSA Strategic Communications at SELLAS@kcsa.com.

For interested individuals unable to join the live event, an archived version of the webcast will also be available on SELLAS’ Investor Relations site: https://www.sellaslifesciences.com/investors/.

About SELLAS Life Sciences Group, Inc. SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing GFH009, a small molecule, highly selective CDK9 inhibitor, which is licensed from GenFleet Therapeutics (Shanghai), Inc., for all therapeutic and diagnostic uses in the world outside of Greater China.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Keytruda® is a registered trademark of Merck & Co., Inc., Rahway, N.J., USA (known as MSD outside the United States and Canada) and is not a trademark of SELLAS. The manufacturer of this brand is not affiliated with and does not endorse SELLAS or its products.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the clinical development of GPS and GFH009 for various cancer indications, including the timing of commencement and completion of, and data from, clinical trials therefor, the potential for GPS and GFH009 as drug development candidates for various cancer indications, alone and in combination with other therapeutic agents. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans, risks and uncertainties associated with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 31, 2022 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact
Allison Soss
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 212.896.1267

Media Contacts
Raquel Cona / Michaela Fawcett
KCSA Strategic Communications
Email: SELLAS@kcsa.com
Phone: 516.779.2630

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Licensing revenue	$—	$—	$1,000	$7,600
Operating expenses:
Cost of licensing revenue	—	—	100	200
Research and development	4,282	4,541	14,422	12,281
Acquired in-process research and development	—	—	10,000	—
General and administrative	2,864	2,436	8,982	8,794
Total operating expenses	7,146	6,977	33,504	21,275
Operating loss	(7,146)	(6,977)	(32,504)	(13,675)
Non-operating income (expense), net:
Change in fair value of warrant liability	2	30	39	(29)
Change in fair value of contingent consideration	11	(140)	126	(403)
Interest income	111	2	159	6
Total non-operating income (expense), net	124	(108)	324	(426)
Net loss	$(7,022)	$(7,085)	$(32,180)	$(14,101)

Per share information:
Net loss per common share, basic and diluted	$(0.34)	$(0.45)	$(1.70)	$(0.92)
Weighted-average common shares outstanding, basic and diluted	20,562,351	15,874,076	18,932,571	15,344,210

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$21,348	$21,355
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	1,157	1,589
Total current assets	22,605	23,044
Operating lease right-of-use assets	961	723
Goodwill	1,914	1,914
Deposits and other assets	521	594
Total assets	$26,001	$26,275
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,127	$2,144
Accrued expenses and other current liabilities	4,570	2,640
Operating lease liabilities	356	198
Acquired in-process research and development payable	5,500	—
Total current liabilities	12,553	4,982
Operating lease liabilities, non-current	680	610
Warrant liability	1	40
Contingent consideration	170	296
Total liabilities	13,404	5,928
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; Series A convertible preferred stock, 17,500 shares designated; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 350,000,000 shares authorized, 20,588,247 and 15,895,637 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	183,378	158,948
Accumulated deficit	(170,783)	(138,603)
Total stockholders’ equity	12,597	20,347
Total liabilities and stockholders’ equity	$26,001	$26,275